Exhibit 10.45

HOTEL

MANAGEMENT AGREEMENT

Between

TRS LEASING, INC.,

TRS SUBSIDIARY, LLC

SPPR TRS SUBSIDIARY, LLC

SPPR-BMI TRS SUBSIDIARY, LLC

and

STRAND DEVELOPMENT COMPANY, LLC

Dated

April 21, 2012

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EXHIBIT A — Hotel Properties and Owners

EXHIBIT A-1 — Competitive Set

EXHIBIT A-2 — Form of SPAR Inspection Form

EXHIBIT A-3 — Accounting Software and Payroll Processes

EXHIBIT A-4 — List of Operator’s Hotels Within 5 Mile Radius

EXHIBIT B — Franchise Agreements

EXHIBIT C – Total Investment

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HOTEL MANAGEMENT AGREEMENT

This HOTEL MANAGEMENT AGREEMENT is made and entered into effective as of April 21, 2011, by and among TRS Leasing, Inc., a Virginia corporation (“TRS”), TRS Subsidiary, LLC, a Delaware limited liability company (“TRS Sub”), SPPR TRS Subsidiary, LLC (“SPPR TRS Sub”), SPPR-BMI TRS Subsidiary, LLC, a Delaware limited liability company (“SPPRBMI”) (TRS Sub, SPPR TRS Sub and SPPRBMI, together with TRS, collectively, “Lessee”) and Strand Development Company, LLC, a South Carolina limited liability company (“Operator”), with reference to the following facts:

A. Lessee leases from the entities described on Exhibit A (each, an “Owner” and collectively, the “Owners”) the hotel properties described on Exhibit A (each, a “Hotel” and collectively, the “Hotels”) pursuant to one or more Lease Agreements described on Exhibit A (each, a “Lease” and collectively, the “Leases”);

B. Lessee desires to engage Operator to operate and manage the Hotels listed on Exhibit A beginning on the Commencement Date in accordance with the terms of this Agreement;

C. Operator desires to supply the services and to operate the Hotels beginning on the Commencement Date in accordance with the terms of this Agreement; and

D. The parties desire that this Agreement, while it controls all of the Hotels collectively, will represent an individual hotel management agreement for each Hotel described on Exhibit A, as it may be amended from time to time.

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lessee and Operator covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms shall have the indicated meanings:

“Adjusted Operating Expenses” shall mean Operating Expenses excluding Operator’s Fee, insurance premiums (with the exception of the insurance described in Section 12.02), discretionary employee bonuses (to the extent exclusion is approved by Lessee) and Property real estate and personal property taxes.

“Affiliate” shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any person that owns, beneficially, directly or indirectly, ten percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by, or under common control with such person.

“Agreement” shall mean this Hotel Management Agreement and all amendments, modifications, supplements, consolidations, extensions and revisions to this Hotel Management Agreement approved by Lessee and Operator.

“Approved Budget” shall mean the Hotel Operating Budget prepared in accordance with Section 6.01 of this Agreement and approved in writing by Lessee.

“CPI” shall mean the Consumer Price Index, all items for All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor as reported in The Wall Street Journal.

“Capital Improvements” will mean all expenditures for replacements, substitutions and additions to Hotels and Hotel FF&E which are required to be capitalized in accordance with generally accepted accounting principles.

“Commencement Date” shall mean June 1, 2011.

“Competitive Set” for each Hotel means the hotels listed on Exhibit_A-1 attached hereto, or such other hotels as may be reasonably agreed upon by Lessee and Operator from time to time during the Term. The Lessee and Operator shall discuss at least once a year, and upon any major change to an existing hotel in the Competitive Set, the composition of the Competitive Set. Any changes to a Hotel’s Competitive Set must be mutually agreed upon by Lessee and Operator.

“Event(s) of Default” shall mean one or more of the events or occurrences listed in Section 17.01 of this Agreement.

“Fiscal Year” shall mean each twelve (12) month calendar year ending December 31 during the Operating Term, except that the first Fiscal Year and the last Fiscal Year of the Operating Term may not be full calendar years.

“Franchisors” shall mean the franchisors under the Franchise Agreements.

“Franchisor Agreements” shall mean the franchise license agreements held by Lessee or Operator with respect to each Hotel as described in Exhibit B as it may be amended from time to time.

“GAAP” shall mean generally accepted accounting principles and procedures in the United States.

“Gross Hotel Income” shall mean all income and proceeds of sales received by Operator for guest use, occupancy or enjoyment of the Hotel or for the sale of any goods, services or other items sold on or provided from the Hotel to guests in the ordinary course of the Hotel operation, but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than proceeds from business interruption insurance received by Lessee which shall be allocated by Lessee to any applicable periods); (iv) proceeds of sales of capital assets, furniture and Hotel Operating Equipment; (v) consideration received at the Hotel for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, Operator; (vi) proceeds of any financing; (vii) working capital provided by Lessee; (viii) any funds provided by Lessee to Operator whether for Operating Expenses or otherwise; (ix) interest income and fees, rents and other revenues from telecommunications tower or similar leases or other leases or sub-leases of any part of the Property and (x) other income or proceeds resulting other than from guest use or occupancy of the Hotel or the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided in connection with guest services at the Hotel in the ordinary course of business. The parties intend that Gross Hotel Income shall be computed in a manner consistent with “room rentals and other hotel services” computation of revenues on the Parent’s audited Consolidated Statements of Operations.

“Holder” shall mean the holder of any Mortgage and the indebtedness secured thereby, and such holder’s successors and assigns.

“Hotel Capital Budget” shall mean the budget relating to capital expenditures at a Hotel as described in Section 6.01.

“Hotel FF&E” shall mean the furniture, furnishings, wall coverings, fixtures and hotel equipment for a Hotel and which includes equipment required for operation of the kitchens, restaurants and laundry, office equipment, material handling equipment, cleaning and engineering equipment and vehicles.

“Hotel Operating Account” shall mean the bank account opened and maintained in Operator’s name, or in a name designated by Operator, with a banking institution selected by Lessee, from which disbursements shall be made pursuant to the terms of this Agreement.

“Hotel Operating Budget” shall mean the budget relating to the operation of a Hotel as described in Section 6.01.

“Hotel Operating Equipment” shall mean linens, chinaware, glassware, silverware, uniforms, utensils and other non-consumable items of similar nature.

“Hotel Operating Supplies” shall mean paper supplies, cleaning materials and similar consumable items.

“Hotel Standards” shall mean the standards established by the respective Franchisors of the Hotels from time to time.

“Hotels” shall mean the hotel properties described in Exhibit A hereto, as it may be amended from time to time by mutual agreement of Lessee and Operator to add hotel properties or to delete hotel properties as a result of termination of this Agreement with respect to one or more hotel properties pursuant to the termination provisions set forth in this Agreement. “Hotel” shall mean any hotel set forth on Exhibit A as it may be amended from time to time.

“Initial Term” shall have the meaning set forth in Section 2.01.

“Independent CPA” shall mean the firm of independent public accountants which is selected by Lessee from time to time.

“Land” shall mean the real property described in Exhibit A to the Lease.

“Lease” shall have the meaning set forth in the recitals.

“Lessee” shall have the meaning set forth in the recitals.

“Lessee Revenue Account” shall mean the bank accounts opened and maintained in Lessee’s name, or in a name designated by Lessee, with a banking institution selected by Lessee, into which all income, receipts and proceeds included in the definition of Gross Hotel Income (without exclusion of any of the items excluded from the definition of such term) shall be deposited.

“Mortgage” shall mean any mortgage or deed of trust hereafter, from time to time, encumbering all or any portion of a Property, together with all other instruments evidencing or securing payment of the indebtedness secured by such mortgage or deed of trust and all amendments, modifications, supplements, extensions, and revisions of such mortgage, deed of trust and other instruments.

“NOI” shall mean Net Operating Income which shall be determined by deducting Adjusted Operating Expenses from Gross Hotel Income.

“Operating Expenses” shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Property, to the extent set forth in an Approved Budget and the provisions of Section 6.03, incurred pursuant to this Agreement or as otherwise specifically provided herein which are properly attributable to the period under consideration under Lessee’s system of accounting, including without limitation:

(i)	The cost of all food and beverages sold or consumed and of all Hotel Operating Equipment and Hotel Operating Supplies;

(ii)	Salaries and wages of on-site Hotel personnel, including costs of payroll taxes and employee benefits and amounts payable under bonus plans approved by Lessee. The salaries or wages of other employees or executives of Operator, or any Affiliate of Operator shall in no event be Operating Expenses;

(iii)	The cost of all other goods and services obtained by Operator in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment as Lessee shall designate;

(iv)	The cost of repairs to and maintenance of the Property to keep the Property in good condition;

(v)	Insurance premiums for all insurance maintained with respect to the Property, including without limitation, property damage insurance, public liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts, employment liability practices insurance, and such business interruption or other insurance as may be provided for protection against claim, liabilities and losses arising from the use and operation of the Hotel and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

(vi)	All taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Operator or Lessee with respect to the operation of the Hotel, including water and sewer charges;

(vii)	Legal fees relating to Hotel operations (excluding legal fees with respect to employee claims), and real estate tax abatement and appeal services excluding legal fees with respect to employee claims;

(viii)	The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including reasonable third party fees reasonably deemed necessary by Lessee for the efficient operation of the Hotels;

(ix)	All expenses for marketing and sales, including all expenses of advertising, sales promotion and public relations activities at the Hotels, exclusive of Operator’s marketing manager and similar administrative personnel (which expenses shall be borne by Operator);

(x)	Municipal, county and state license and permit fees;

(xi)	All normal and recurring fees, assessments and charges due and payable under Franchisor Agreements;

(xii)	Credit card fees, travel agent commissions and other third party reservation fees and charges;

(xiii)	All parking charges and other expenses associated with revenues received by the Hotels related to parking operations, including valet services;

(xiv)	All expenses related to the revenues included in Gross Hotel Income, including without limitation, expenses relating to telephone, vending, television, cable television, pay television and similar services;

(xv)	The costs of obtaining and keeping in force all licenses or permits (including liquor licenses, if any) necessary for the operation of the Hotel and in complying with governmental laws, rules, regulations, ordinances, orders and requirements;

(xvi)	All reasonable travel expenses of Operator’s supervisory personnel on the next level above hotel manager (to the extent approved by Lessee) for visits to the Hotels in the performance of their duties hereunder, but not including travel between Operator’s main office and Operator’s regional offices; and

(xvii)	Operator’s Fee, if any.

Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) debt service; (c) capital expenditures per the Hotel Capital Budget; and (d) lease payments to Owner.

The parties intend that Operating Expenses shall be computed in a manner consistent with “Hotel and property operations expenses” computation of expenses on the Parent’s Audited Consolidated Statements of Operations.

“Operating Loss” shall mean for any period the amount by which Operating Expenses exceed Gross Hotel Income.

“Operating Term” shall mean, with respect to any Hotel, the term of this Agreement as set forth in Section 2.01.

“Operator” shall have the meaning set forth in the recitals.

“Operator’s Fee” shall mean a monthly fee equal to 3.50% of Gross Hotel Income and 2.25% of NOI.

“Owners” shall mean the entities described on Exhibit A as it may be amended from time to time as the owners of the Hotels. “Owner” shall mean any entity described on Exhibit A as it may be amended from time to time.

“Parent” shall mean Supertel Hospitality, Inc.

“Property” shall mean the Land, the Hotel, all real and personal property now or hereafter situated upon the Land and all appurtenant rights and easements thereto.

“Renewal Term” shall have the meaning set forth in Section 2.01.

“RevPAR” shall mean Hotel occupancy percentage multiplied by average daily rate.

“RevPAR Benchmark” means the Hotel’s RevPAR Index for the trailing 12-months ending on the Commencement Date.

“RevPAR Index” means the RevPAR Index included in the STR Report produced for the Hotel by Smith Travel Research or, if Smith Travel Research no longer is in existence, the successor of Smith Travel Research or such other industry resource that is equally as reputable as Smith Travel Research will be substituted, in order to obtain substantially the same result as would be obtained if Smith Travel Research has not ceased to be in existence.

“SPAR Inspection” shall mean a property inspection as reasonably conducted by Lessee using the Supertel Property Audit Report form attached as Exhibit A-2.

“Total Investment” shall mean Owner’s total investment in the Hotels as of December 31, 2010, more particularly described in the Schedule attached hereto as Exhibit C. If any Hotels are sold during the term of this Agreement, the Total Investment will be reduced by an amount equal to the total investment for that particular Hotel or Hotels (as shown on Exhibit C). If any Hotels are added during the term of this Agreement, if there are any Capital Improvements for the Hotels, the Total Investment will be increased by an amount equal to Lessee’s total investment in said Hotel or Hotels and said Capital Improvements for the Hotels, and Lessee will immediately advise Operator of said increase in the Total Investment. Appropriate adjustment shall be made in the Total Investment if Hotels are added or subtracted or Capital Improvements are made, during the Fiscal Year. The Total Investment for the Hotels at December 31, 2010 is reflected on Exhibit C attached hereto (which excludes construction in progress). Amounts initially included in Total Investment which are subsequently reclassified to other balance sheet line items shall nonetheless remain included in the determination of Total Investment for purposes of this Agreement and for purposes of the amounts set forth on Exhibit C.

“Unrelated Persons” shall have the meaning set forth in Section 21.09.

(b) Terms with initial capital letters which appear within the foregoing definitions are defined in this Article I or as indicated in this Agreement. Dollars are denominated in U.S. Dollars.

ARTICLE 2

TERM OF AGREEMENT

Section 2.01. Term.

The term of this Agreement shall commence on the Commencement Date and shall terminate at midnight on May 31, 2014 (the “Initial Term”), subject to earlier termination or extension as set forth herein. This Agreement shall automatically renew for additional terms of one (1) year each (each, a “Renewal Term”) unless either party gives the other party written notice of termination at least ninety (90) days prior to the end of the Initial Term or the then-current Renewal Term.

ARTICLE 3

OPERATION OF THE HOTELS

Section 3.01. Representations by Operator; Engagement of Operator.

Operator hereby represents that Operator (i) is experienced and capable and will remain experienced and capable in the management and operation of hotels throughout the United States of America, (ii) has reviewed and understands the terms and provisions of the Lease and the Franchise Agreements and the Hotel Standards, and (iii) will, on the effective date of this Agreement, meet the requirements to be an “eligible independent contractor” under Section 856(d)(9) of the Internal Revenue Code. In reliance on the foregoing representations, Lessee hereby engages Operator to manage and operate the Hotels during the Operating Term and Operator agrees to manage and operate the Hotels during the Operating Term, in accordance with this Agreement. Operator will provide all property management, financial accounting, reporting, marketing and other operational services for each Hotel, including the services of regional managers of operations as necessary for all Hotels and will use commercially reasonable efforts to maximize the operating profitability thereof. Lessee and Operator acknowledge that it is the intention of the parties that the Hotels be operated in a profitable manner and in a manner for comparable hotels operated by a national operator within the Hotel’s market segment, all in accordance with the Hotel Standards. Operator shall diligently pursue all commercially reasonable measures to enable the Hotels to adhere to the Approved Budget.

Section 3.02. Standards of Operation.

Operator agrees to diligently and efficiently operate each Hotel and all of its facilities and activities (i) at all times in accordance with the Hotel Standards; (ii) consistent with the terms of the Lease and Lessee’s obligations thereunder; (iii) in the same manner as is customary and usual in the first-class operation of comparable hotels in its market; (iv) in compliance with this Agreement, all easements, covenants and restrictions affecting the Property (known or disclosed to Operator) and all applicable governmental laws, rules, regulations, ordinances, orders and requirements; (v) in accordance with the terms and conditions of any financing affecting the Property (known or disclosed to Operator); and (vi) in accordance with the requirements of any carrier having insurance on the Hotel or any part thereof. Operator shall also obtain and keep in force any and all licenses or permits necessary for the operation of the Hotel (provided that, at Lessee’s option, liquor licenses or other licenses or permits shall be obtained and held in Lessee’s name). All such licenses and permits shall belong to Lessee and/or the Hotel and upon expiration or termination of this Agreement, Operator shall take any and all actions reasonably requested by Lessee to transfer such licenses and permits to Lessee or its designee. Operator also acknowledges and agrees that this Agreement is subject and subordinate to the Lease and liens, security interest and Mortgages in accordance with Article XX hereof; provided, however, Lessee shall use its commercially reasonable efforts to obtain from the holder of any Mortgage a nondisturbance agreement, in form reasonably acceptable to Operator providing that this Agreement shall remain in full force and effect notwithstanding the fact that the Mortgage has been foreclosed.

Section 3.03. Reservations Services and Revenue Management.

Operator shall sell, represent and promote the Hotel through the respective Franchisors’ sales and reservations systems and will encourage the use of the Hotel by all recognized sources of hotel business. Operator must employ, at its own expense, at least one employee responsible for revenue management of the Hotels, with certification by a governing body reasonably acceptable to Lessee.

Section 3.04. Marketing.

(a) Operator shall maintain a sales staff dedicated to the Hotels to arrange, contract for and carry out such marketing, advertising, national trade show attendance, and promotion of the Hotel as Operator shall deem advisable and consistent with the Approved Budget and in accordance with the Hotel Standards. Operator will make every effort to ensure that the Hotel shall receive an equitable share of the benefit of the cooperative advertising and promotion reasonably commensurate with its contribution to the costs thereof. The costs thereof shall be equitably allocated by Operator between the Hotel and other participating hotels, subject to Lessee’s prior written approval. Upon Lessee’s request, Operator shall provide reasonable documentation to support such allocations. Operator shall provide Lessee with detailed monthly reports of its marketing, advertising and promotional activities. Each property shall be visited at least once every twelve (12) months by a member of Operator’s sales staff. Lessee will provide appropriate office space for Regional Sales Managers at at least two of the Hotels, without charge to the Operator.

(b) Operator may, consistent with the Approved Budget, and otherwise, with the consent of Lessee, cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages, consistent with customary practices in the travel industry. Operator shall not provide rooms or Hotel facilities at no cash charge or at a discounted cash rate in trade for non-cash consideration or services without the consent of Lessee.

Section 3.05. Consultations Between Lessee and Operator.

When requested by Lessee, Operator shall, from time to time, render advice and assistance to Lessee and Owner in the negotiation and prosecution of all claims for the reduction of real estate or other taxes or assessments affecting the Hotel and for any award for taking by condemnation or eminent domain affecting the Hotel.

Section 3.06. Transactions with Affiliates and Other Relationships.

(a) Operator shall obtain the prior written consent of Lessee (which Lessee may withhold in Lessee’s sole and absolute discretion) prior to contracting with any Affiliate (or companies in which Operator has an ownership or other economic interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotels.

(b) Prior to entering into any contract, agreement or arrangement with respect to one or more of the Hotels pursuant to which Operator may receive rebates, cash incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic consideration from or in, as applicable, vendors or suppliers of goods or services (collectively, “Rebates”), Operator shall promptly disclose to Lessee in writing the fact of and the estimated amount of such Rebates, and the charges and other amounts expected to be incurred in connection with any such contracts or agreements (which shall not exceed prevailing market rates with respect to such goods or services). All Rebates will accrue to the benefit of Lessee and will be applied against Operating Expenses.

Section 3.07. Employees.

Operator may offer employment to all employees who work at the Hotels on the date of this Agreement, at substantially the same salaries, wages, benefits and terms of employment as they received immediately prior to the Commencement Date, provided, however, Operator shall offer employment to any corporate level employee of Royco Hotels, Inc. and general managers of the Hotels employed by Royal Hotels, Inc. only with the consent of Royco Hotels, Inc.

Section 3.08. Regional Manager.

Operator shall provide the services of one of its experienced management employees to oversee and manage the operations of the Hotels (the “Regional Manager”). Lessee shall have the right to approve the Regional Manager and any successor provided that such approval shall not be unreasonably withheld. The Regional Manager shall meet telephonically with the designated representatives of Lessee at least monthly to discuss operations at the Hotels and consult with Lessee to answer any questions Lessee may have, and to address any concerns of Lessee. Lessee’s representatives shall have the right to meet with the COO of Operator or his/her mutually acceptable alternative.

Section 3.09. Certain Expenses.

Operator shall not be entitled to charge Lessee for any of its costs and expenses, except as follows:

(a) Operator shall not charge tuition for training courses provided by Operator for employees employed at the Hotels or for course materials but shall be reimbursed the cost of course materials developed by third party companies, subject to approval in the Operating Budget. Reasonable travel and housing expenses of trainees shall be included in Operating Expenses, subject to approval in the Operating Budget.

(b) Travel expenses described in (xvi) of “Operating Expenses” above.

Operator shall be solely responsible and shall reimburse Lessee and Owner for re-inspection fees charged by Franchisors following a “failure” or its equivalent in any quality inspection report unless the failure is for a Capital Improvement that has been previously brought to the attention of the Owner.

ARTICLE 4

INDEPENDENT CONTRACTOR

Section 4.01. Operator Status.

In the performance of its duties in the administration, management and operation of the Hotel, Operator shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Lessee and Operator, or be construed to appoint or constitute Operator as an agent of Owner for any purpose, or be construed to create a lease by Operator of the Hotel or the Property and Operator shall not constitute a tenant or subtenant of Lessee or Owner. Operator’s rights under this Agreement shall be those of an agent only and shall not constitute an interest in real property. Lessee or Owner shall have the right to lease, develop or sell excess land or structures not required for operation of the Hotel. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Operator on behalf of Lessee in the operation and management of the Hotels.

Section 4.02. Employees.

(a) Each Hotel employee shall be the employee of Operator, or an affiliate company of Operator, and not of Lessee, and every person performing services in connection with this Agreement shall be acting as the employee of Operator, but their salaries and other related expenses shall be an Operating Expense.

(b) Operator shall provide evidence to Lessee of statutory Worker’s Compensation Insurance and Employer’s Liability Insurance for each such employee. The insurance coverages (including, without limitation, the carrier, policy limits of each and waiver of subrogation endorsements) must be in form, substance and amount satisfactory to Lessee in all respects. Upon request of Lessee, Operator will deliver to Lessee waiver of subrogation endorsements in favor of Lessee and Owner.

(c) The hiring policies and the discharge of employees at the Hotel shall in all respects comply with all “applicable” laws and regulations, and Operator shall comply with all laws, regulations and ordinances regarding the employment and payment of persons engaged in the operation of each Hotel.

(d) Lessee shall have the right to participate in any negotiations with labor unions representing employees at the Hotel, and Operator shall not sign any union contracts covering such employees at the Hotel which have not been previously approved in writing by Lessee.

Section 4.03. Employee Expenses.

(a) All costs of every nature pertaining to all employees at the Hotel, including, without limitation, salaries, benefits, EPLI coverage, the terms of any bonus plan or arrangement, costs incurred in connection with governmental laws and regulations and insurance rules, shall be set forth in the Approved Budget as an Operating Expense.

(b) Compensation, overhead costs and other expenses of Operator and its Affiliates not specifically provided for herein shall not be Operating Expenses and shall not be payable or reimbursable by Lessee; provided, however, Operator may include in the calculation of Operating Expenses the salary of any of Operator’s employees located at the Operator’s corporate headquarters which have been temporarily transferred to a Hotel to serve that Hotel exclusively; provided, further, that Operator may only include in Operating Expenses that portion of that employee’s salary equal to the normal rate charged for that employment position.

Section 4.04. Employee Benefit Plans.

Operator shall enroll employees at the Hotels in medical and health, life insurance and employee benefit plans which are approved by Lessee. Operator’s contributions to such plans, reasonable administrative fees, at cost, which may be expended in connection therewith, and reasonable expenses for such plans will be estimated and disclosed to Lessee in advance and provided for in the Approved Budget and will be an Operating Expense. Except for employer matching contributions under any 401(k) plan, Lessee, in its sole discretion shall determine whether to require employees at the Hotels to pay all or a portion of the costs of the employees’ participation in such plans. Except as otherwise provided in Section 6.03, all costs referenced in Section 4.03 and this Section 4.04 will be the responsibility of Lessee only to the extent the same are provided for in the Approved Budget. Upon Lessee’s request, Operator will establish a 401(k) plan as an employee benefit plan. All costs incurred by Operator pursuant to actions taken by Operator at Lessee’s direction will be Operating Expenses.

Section 4.05. Execution of Agreements.

(a) Except as provided in Section 4.05(b), Operator shall execute as agent of Lessee all leases and other agreements relating to equipment and/or services provided to each Hotel, all of which, unless otherwise approved in writing in advance by Lessee, shall either be a term of one year or less or be cancelable upon not more than thirty (30) days’ written notice by Operator or Lessee without the payment of a penalty or fee. Notwithstanding the foregoing, without the prior written approval of Lessee, Operator shall not enter into any agreement (i) which provides for the payment of sums not authorized by Lessee in an Approved Budget, (ii) which would give rise to a lien upon all or any part of the Property, (iii) which would result in liability to Lessee for sums other than as set forth in the applicable Approved Budget, (iv) to lease any part of any Property, (v) relating to alterations to the exterior, interior or structural design of the Hotel, (vi) which requires an unbudgeted payment of more than $5,000, or in the case of a repair of any payment of more than $1,500 (vii) which is not cancelable by Lessee upon 30 days’ notice or less unless the term of said agreement is one year or less, or (viii) which provides for any automatic renewal terms. Contracts for multiple rooms and / or multiple days that(i) exceed a 1-year term and / or (ii) exceed 40% of property nightly room inventory for a period of 30 days or more, or (iii) exceed 50 room nights and have a negotiated net rate of $35 for economy properties, and $45 for midscale and above, this includes promoting such rates online, in print ads such as coupons. If Operator desires to enter into any agreements requiring the consent of Lessee, Operator shall first send written notice of intent to enter into such agreement to Lessee, and Lessee shall either approve or disapprove within five (5) business days of receipt of such notice. Lessee’s failure to timely respond to said request shall be deemed disapproval.

(b) Subject to Lessee’s prior approval of the same and upon Lessee’s request, Operator shall execute, as agent for Lessee, (i) all leases, as sub-lessor, of any space at any Property, and (ii) equipment rental and/or lease agreements which cannot be terminated upon thirty (30) days notice or less without the payment of a penalty or fee. Operator shall exercise its best efforts to obtain in each equipment agreement a right on the part of the lessee of such equipment to terminate the same on thirty (30) days notice or less without the payment of a penalty fee. Notwithstanding anything in this Section 4.05 to the contrary, Lessee reserves the right, exercisable at Lessee’s option, to execute any lease or other agreement relating to equipment and/or services being provided to the Hotel.

ARTICLE 5

INDEMNIFICATION

Section 5.01. Indemnification by Operator.

In addition to all other obligations of Operator to Lessee hereunder, Operator shall indemnify and hold Lessee harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys’ fees and expenses), of every kind and nature whatsoever to or of any party connected with, or arising out of, or by reason of any gross negligent act or omission, breach of contract, willful misconduct, or tortious actions by Operator, or any Affiliate of Operator, or any officer, employee, agent, contractor, subcontractor, or other person or entity working for Operator or any Affiliate of Operator and any employment related claims by Operator’s employees. The indemnification provisions of this Section 5.01 are subject to the limitations set forth in Section 5.02.

Section 5.02. Limitations on Indemnification.

None of the indemnifications set forth in Section 5.01 shall be applicable to (1) liability resulting from the design or construction of the Hotel, or (2) that portion of a liability which is covered and paid for by insurance maintained for the Hotel. The standard of performance of which Operator is to be responsible under this Agreement shall be that, reasonably and diligently exercised, of a professional hotel operator. Settlement of a third party claim shall not be prima facie evidence that a party has triggered an indemnification obligation hereunder. Notwithstanding the provisions of Section 5.01 above, neither Lessee nor Operator will assert against the other and each does hereby waive with respect to the other any claims for any losses, damages, liabilities and expenses (including lawyers’ fees and disbursements) incurred or sustained by that party as a result or damage or injury to persons or property arising out of the ownership, operation or management of the Hotels, to the extent that the damage and injury are covered by insurance and the proceeds are actually recovered from the insurer.

Section 5.03. Indemnification by Lessee.

Lessee shall indemnify and hold Operator harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys’ fees and expenses), of every kind and nature whatsoever to or of any party connected with or arising out of, or by reason of any gross negligent act or omission, breach of contract, willful misconduct, or tortious actions by Lessee or any Affiliate of Lessee, or any officer, employee, agent, contractor, subcontractor, or other person or entity working for Lessee or any Affiliate of Lessee. The indemnification provisions of this Section 5.03 are subject to the limitations set forth in Section 5.02. Lessee will indemnify and hold Operator harmless from all costs, expenses, claims, damages and liabilities, including without limitation, lawyers’ fees and disbursements, arising or resulting from Lessee’s failure following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked on commercially reasonable terms for the Hotels on or prior to the date of such expiration or termination. The provisions of this Section will survive any expiration or termination of this Agreement and will be binding upon Lessee and its successors and assigns, including any successor or assign that becomes the beneficial or legal owner of the Hotels after the effective date of any such expiration or termination.

Section 5.04. Survival of Indemnity.

The provisions of this Article V shall survive the expiration or sooner termination of this Agreement with respect to matters arising out of facts or circumstances occurring during the period prior to such expiration or termination.

ARTICLE 6

BUDGETS AND POLICY MEETINGS

Section 6.01. Budgets.

(a) No later than November 1 of each year, Operator will prepare and submit (following discussions with Lessee) to Lessee an annual capital budget for each Fiscal Year for each Hotel (the “Hotel Capital Budget”). Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotels in accordance with the then existing Hotel Capital Budget. The Hotel Capital Budget will set forth all projected Capital Improvements for such Fiscal Year, which budget shall also be month-to-month as well as annual. The Hotel Capital Budget will be subject to the approval of Lessee and Owner, in their sole and absolute discretion. No later than November 1 of each year, Operator shall prepare and submit (following discussions with Lessee) to Lessee an annual operating budget for the operation of each Hotel for the forthcoming Fiscal Year containing detailed projections of Gross Hotel Income and budgets of Operating Expenses (the “Hotel Operating Budget”). Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotels in accordance with the then existing Hotel Operating Budget. The Hotel Operating Budget shall be month-to-month as well as annual and shall be in the form designated by Lessee, and approved by Operator, which approval of the form shall not be unreasonably withheld. The Hotel Operating Budget and the Hotel Capital Budget shall provide for operating, equipping and maintaining the Hotel in accordance with the Hotel Standards. Contemporaneously with the submission of the Hotel Capital Budget, Operator shall submit to Lessee monthly budgeted occupancy, average daily rate and RevPAR statistics for each hotel. The Hotel Operating Budget and the monthly budgeted hotel operating statistics shall contain

Operator’s reasonable good faith estimates of the amounts set forth therein. Operator shall provide Lessee, upon request, all details, information and assumptions used in preparing the Hotel Capital Budget and the Hotel Operating Budget. Owner shall be responsible for implementing the Hotel Capital Budget and may, in Owner’s sole discretion, increase, decrease, delete or modify in any respect any capital expenditure in any Hotel Capital Budget.

(b) Operator shall review the Hotel Capital Budget and the Hotel Operating Budget with Lessee, and upon Lessee’s written approval of the Budget, it shall constitute the Approved Budget for the succeeding Fiscal Year and shall be implemented by Operator. In the event Lessee does not provide Operator with written objections to the Hotel Capital Budget and Hotel Operating Budget within 30 days following Lessee’s receipt of the same, they shall be deemed approved. If Lessee objects to any portion of the Hotel Capital Budget or the Hotel Operating Budget within 30 days after receipt of the same, or to any portion of the revisions within 20 days after submission of the revisions by Operator to Lessee, the parties hereto will call a special budget meeting to resolve the points of disagreement. In the event that Lessee and Operator are unable to agree on the Hotel Operating Budget for a Hotel prior to the commencement of the applicable Fiscal Year, an interim operating budget shall be implemented which will reflect CPI increases for expenses and RevPAR increases based on the appropriate previous 12-month RevPAR growth percentage for the sector in which the Hotel is included, as published by Smith Travel Research, for revenue growth over the prior year’s actual amounts.

Section 6.02. Budget Meetings.

Budget meetings between Lessee and Operator will be held at times as reasonably scheduled by Lessee. At each budget meeting and at any additional meetings during a Fiscal Year called by Lessee, Operator shall consult with Lessee on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and any other matters affecting the operation of the Hotel as requested by Lessee.

Section 6.03. Approval by Lessee Required.

Any request by Operator for Lessee or a Hotel to make any expenditure or incur any obligations in excess of the Approved Budget shall be submitted to Lessee in writing with an explanation of and accompanied by supporting information for the request. Operator shall not make any such expenditure without Lessee’s prior written consent, except as is necessary, in Operator’s reasonable good faith judgment, for the immediate emergency protection of life or property. Lessee shall endeavor to respond to any such request within five (5) business days of the receipt thereof; provided, however, Lessee shall have no obligation to agree to any such request and no liability for failing to respond and failure to respond to such request within such five (5) business day period shall be deemed a denial of the request. The Approved Budget for each Hotel shall be prepared in both dollar amounts and percentages. Variances from the amounts set forth for the expense categories in the Approved Budget for all Hotels (in the aggregate) shall not require Lessee’s prior written consent until such amounts exceed the budgeted year to date percentages (of total line item expenses to revenue) by 5% or more of the applicable percentages reflected in the Approved Budgets for all Hotels on a year-to-date basis, but, in any such event, Operator shall promptly provide to Lessee an explanation of any such variance from the Approved Budget. By way of example, if a line item of expense to revenue was 12%, a 5% change will be exceeded if the variance in the line item exceeds 12.6% as reflected in the Approved Budget.

ARTICLE 7

OPERATING EXPENSES

Section 7.01. Payment of Operating Expenses.

(a) In performing its authorized duties hereunder, Operator shall promptly pay all Operating Expenses, except that if requested by Lessee certain Operating Expenses shall be paid by Operator directly to Lessee for payment by Lessee to the appropriate lender, taxing authority, insurer or other party so identified by Lessee to Operator.

(b) Subject to Article V, all reasonable third party Operating Expenses incurred by Operator in performing its authorized duties shall be reimbursed or borne by Lessee; provided that such Operating Expenses are incurred pursuant to and within the limits set forth in an Approved Budget or otherwise pursuant to the terms of this Agreement.

Section 7.02. Operating Expenses Not an Obligation of Operator.

Except as may be otherwise specifically provided in this Agreement, Operator shall in no event be required to advance any of its own funds for Operating Expenses of the Hotel, nor to incur any liability in connection therewith unless Lessee shall have furnished Operator with funds as required of Lessee under the terms of this Agreement. However, if Lessee has provided funds required of Lessee hereunder, Operator shall advance such funds necessary to pay expenses incurred by Operator in performing its duties and obligations hereunder. Unless agreed to by Lessee in this Agreement, in the Hotel Operating Budget or otherwise in writing in advance, compensation, overhead costs, and other expenses of Operator and its Affiliates shall not be reimbursable to Operator by Lessee.

ARTICLE 8

BANK ACCOUNTS

Section 8.01. Lessee Revenue Account.

All income, receipts, and proceeds included in the definition of Gross Hotel Income shall be deposited into Lessee Revenue Account.

Section 8.02. Bank Accounts.

(a) Operator shall have the responsibility for payment of all Operating Expenses (which may include Operator’s Fee and the monthly accruals of the Hotels) and shall be reimbursed by Lessee for such expenses upon submission of receipts and documentation reasonably requested by Lessee. Lessee funds shall not be commingled with Operator’s funds and Operator shall provide to Lessee monthly a detailed accounting of all Hotel Operating

Account receipts and disbursements. Operator shall comply with Lessee’s or Owner’s or their lenders’ requirements with respect to lock-box accounts provided that Lessee shall be responsible for any incremental out-of-pocket costs of Operator resulting from any such lock-box arrangement (which shall not be an Operating Expense).

(b) Operator may establish one or more separate bank accounts for handling payroll costs. Such accounts shall be in a bank selected by Lessee, and shall be handled exclusively by the individuals designated by Operator and approved in writing by Lessee. Funds shall be deposited in the payroll account or accounts by the Lessee, as needed, in order to meet payroll requirements; provided, however, all expenditures from such accounts shall be subject to and in accordance with the terms of this Agreement.

Section 8.03. Authorized Signatures.

The Hotel Operating Account shall be under the day-to-day control of Operator, subject to Operator’s obligation to account to Lessee as and when provided for herein. Lessee shall have signatory authority with respect to the Hotel Operating account, provided, however, Lessee shall not remove any funds from the Hotel Operating Account without first providing at least one week notice to Operator. All receipts and income, including, without limitation, Gross Hotel Income shall be promptly deposited in the Lessee Revenue Account. Checks or other documents of withdrawal shall be signed only by the individual representatives of Operator approved in writing by Lessee and duly recognized for such purpose by the bank or banks in which the referenced accounts are maintained. Upon Lessee’s request, Operator shall supply Lessee with fidelity bonds or other insurance insuring the fidelity of authorized signatories to such accounts, unless said bonds or other insurance shall have been placed by Lessee and delivered directly by the bonding or insurance company to Lessee. The cost of such fidelity bonds or other insurance shall be an Operating Expense and subject to Lessee’s approval. Neither Lessee nor Operator shall be responsible for any losses occasioned by the failure or insolvency of the bank or banks in which the referenced accounts are maintained. Upon expiration or termination of this Agreement and the payment to Operator of all amounts due Operator hereunder upon such expiration or termination, as provided in this Agreement, all remaining amounts in the referenced accounts shall be transferred forthwith to Lessee, or made freely available to Lessee.

ARTICLE 9

BOOKS, RECORDS AND STATEMENTS

Section 9.01. Books and Records.

(a) Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with GAAP.

(b) Except for the books and records which may be kept in Operator’s home office or other location approved by Lessee the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel. All such books and records pertaining to the Hotel, including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessee and, except for books of account, accounts payable invoices, night audit packages, deposit records and similar documents which may be sent to Operator’s accounting department shall not be removed from any Hotel by Operator without Lessee’s written approval and consent. All books and records pertaining to the Hotel and of Operator (including all budgetary records of Operator), wherever kept, shall be available to Lessee and its representatives at all reasonable times for examination, audit, inspection, transcription and copying. Operator shall not remove, destroy or delete any books and records of the Hotels without the prior written consent of Lessee. Upon any termination of this Agreement, all of such books and records pertaining to the Hotel forthwith shall be turned over to Lessee so as to insure the orderly continuance of the operation of the Hotel, but such books and records shall be available to Operator for a period of seven (7) years at all reasonable times for inspection, audit, examination, and transcription of particulars relating to the period in which Operator managed the Hotel.

Section 9.02. Statements.

(a) Operator shall deliver to Lessee by the eighth (8th) business day following the last day of each month, for each Hotel, a monthly report of the state of the business and affairs of the operation of the Hotel for the immediately preceding month and for the Fiscal Year to date and within eight (8) days after the end of each quarter, a quarterly report with respect to the preceding quarter. Such reports shall include at least (i) a balance sheet account reconciliation including all intercompany accounts, (ii) a profit and loss statement, comparing current month and Fiscal Year-to-date profit, loss, and operating expenses to the Approved Budget and the prior year and comparing current month, quarter and Fiscal Year-to-date average daily rate, occupancy and RevPAR to the Approved Budget and the prior year, (iii) a statement which details the computation of all fees payable to Operator for the month and quarter, (iv) the balance of all bank accounts, and (v) an adjusting statement showing the actual cash position of the Hotel for the month, quarter and Fiscal Year-to-date. Additionally, Operator shall deliver to Lessee fifteen (15) days following the end of each month and fifteen (15) days following the end of each quarter a written narrative discussing any of the aforementioned reports and year-to-date variances from the Approved Budget, without thereby implying Lessee’s approval of such variance.

(b) Such reports and statements (i) shall be in form and in detail satisfactory to Lessee as reasonably requested by Lessee and consistent with standard hotel reporting procedures, (ii) shall be taken from the books and records maintained by Operator in the manner hereinabove specified, and (iii) if requested by Lessee, shall be in electronic form.

(c) Within seventy-five (75) days after the end of each Fiscal Year, Operator shall deliver to Lessee reviewed financial statements for Operator, and, if requested by Lessee, within thirty (30) days after the end of each quarter of each Fiscal Year, Operator shall deliver to Lessee unaudited financial statements for Operator.

(d) In addition, Operator shall timely deliver to Lessee a copy of (i) a monthly STAR report from Smith Travel Research for each Hotel, where available (which Operator hereby agrees to order with respect to each Hotel and provide to Lessee), (ii) each Guest Satisfaction report, (iii) a new competition report prepared with respect to each Hotel describing franchise changes, new groundbreakings, new openings and similar market supply changes, (iv) upon receipt, each Franchisor inspection report, and (v) such other reports or information in such form as may be reasonably requested by Lessee. Any out-of-pocket costs incurred by Operator to generate such reports will be included in Operating Expenses.

(e) Operator shall use the accounting software and payroll processor specified in Exhibit A-3.

Section 9.03. Costs.

The cost of providing all financial and operating data and accounting services hereunder shall be at Operator’s expense, except for licensing fees for the Great Plains accounting system, which shall be paid by Lessee, and the cost of the payroll processor, which shall be paid as agreed by Operator and Lessee in the Approved Budget.

ARTICLE 10

OPERATOR’S FEE AND TRANSFERS TO LESSEE

Section 10.01. Payment of Operator’s Fee.

Within one (1) business day after the delivery to Lessee of the monthly report required by Section 9.02, Operator shall be paid the Operator’s Fee by Lessee for the immediately prior month, based upon Gross Hotel Income for the immediately prior month, as determined from the books and records referred to in Article IX.

ARTICLE 11

REPAIRS AND MAINTENANCE

Subject to the provisions of the Approved Budget, Operator shall from time to time make such expenditures for repairs and maintenance as are necessary to keep the Hotel in good operating condition in accordance with the Hotel Standards. If any repairs or maintenance shall be made necessary by any condition against the occurrence of which Operator, Lessee or Owner has received the guaranty or warranty of any contractor for the building of the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Operator shall, on Lessee’s or Owner’s request, cooperate with Lessee and Owner in invoking such guarantees or warranties. Notwithstanding the Approved Budget, Owner or Lessee may from time to time at its expense make such alterations, additions, or improvements (including structural changes or repairs) in or to the Hotel as they deem desirable, in their sole discretion and responsibility, for the efficient operation of the Hotels.

ARTICLE 12

INSURANCE

Section 12.01. General.

Owner and Lessee shall maintain insurance policies with respect to the Hotels as set forth in each Lease. Operator agrees to cooperate with Lessee and Owner in obtaining any such insurance.

Section 12.02. Workers’ Compensation and Other Employment Insurance.

The Hotel Operating Budget shall include, as an Operating Expense, (i) workers’ compensation insurance and employment practices liability insurance with respect to all Hotel employees in such amounts as may be required by applicable law, and (ii) crime insurance in connection with all operations, business and affairs arising out of or in connection with the Hotel, including coverage on persons employed by Operator in an amount specified by Lessee; provided that the cost of such insurance shall be reasonable and shall be approved by Lessee.

Section 12.03. Approval of Companies and Cost by Owner and Lessee.

All insurance shall be with such insurance company or companies as may be selected by Owner or Lessee. Lessee will obtain all insurance but, upon the request of Lessee not less than one hundred twenty (120) days prior to the coverage date, Operator will obtain such insurance, subject to Lessee’s approval of the insurance companies and coverages. Comprehensive general liability insurance and such other liability insurance as may be obtained or afforded shall be in the name of Owner and Lessee, and shall name Operator as an additional named insured as respects liability arising from the operation, maintenance and use of the Hotel and operations incidental thereto. All property insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption insurance shall be made payable to Lessee.

Section 12.04. Maintenance of Coverages.

Lessee shall hold all insurance policies obtained hereunder, and certificates of such policies, if any, shall be delivered to each of Lessee and Operator.

Section 12.05. Waiver of Subrogation.

To the extent obtainable from carriers and to the extent that endorsement forms are approved by the Insurance Commissioner (or comparable office or department) of the state in which the Hotel is located, all policies of property insurance shall provide that the insurance companies will have no rights to subrogation against Lessee or Operator or the agents or employees thereof.

Section 12.06. Blanket Coverage.

Owner and Lessee reserve the right to provide any insurance referenced in this Article XII by one or more so-called “blanket” or “umbrella” policies of insurance. Operator further acknowledges that the insurance coverage of the Hotel may be part of the general insurance plan of Owner or Lessee or of any of their affiliates. Owner or Lessee may elect to obtain any of the insurance coverages set forth in this Article XII with a “deductible loss” clause providing for per occurrence deductibles.

ARTICLE 13

PROPERTY TAXES, LOCAL TAXES, LEVIES AND OTHER ASSESSMENTS

Section 13.01. Property Taxes.

At Lessee’s request, Operator shall pay from the Hotel Operating Account prior to the dates the same become delinquent, with the right upon Lessee’s request to pay the same in installments to the extent permitted by law, all real and personal property taxes levied against the Property or any of its component parts.

Section 13.02. Lessee’s Right to Contest.

Notwithstanding the foregoing, Lessee or Owner may contest the validity or the amount of any real or personal tax or assessment. Operator agrees to cooperate with Lessee and Owner and execute any documents or pleadings required for such purpose.

ARTICLE 14

DAMAGE OR DESTRUCTION - CONDEMNATION

Section 14.01. Damage.

If at any time during the Operating Term any Hotel or any portion thereof should be damaged or destroyed, Owner and Lessee shall have the respective rights and obligations set forth in the Lease with respect to damage or destruction. In the event the Hotel is not repaired, rebuilt or replaced, Lessee may terminate this Agreement by written notice to Operator, effective as of the date sent and the parties shall treat such termination as if it were in connection with the sale of the Hotel in accordance with Section 16.03.

Section 14.02. Condemnation.

If at any time during the Operating Term the whole or any part of the Property shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding or sale in lieu thereof by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then the parties shall treat such termination as if it were in connection with the sale of Hotel in accordance with Section 16.03. Operator shall have no right to the award from the taking or condemning authority in any such proceeding; provided, however, that this shall not prevent Operator from making a separate claim against the condemning authority for loss of its business or profits.

ARTICLE 15

USE OF NAME

During the term of this Agreement, each Hotel shall at all times be known by such name as from time to time may be selected by Lessee or Owner.

ARTICLE 16

TERMINATION

Section 16.01. Inspection Failure.

This Agreement may be terminated by Lessee as to one or more Hotels upon the failure within a sixty (60) day period of both a SPAR inspection and a Franchisor’s quality inspection of a Hotel for any reason other than capital related condition items (by way of example, mildewed caulking or scuffed walls would be considered non capital related whereas worn carpet or sagging beds would be capital related), if the failures have not been remedied by Operator within ninety (90) days following the relevant inspection. Such termination shall be by delivery of written notice by Lessee to Operator not less than thirty (30) days prior to the effective date of termination.

Section 16.02. Performance Failure.

(a) Beginning with Fiscal Year 2012, if a Hotel fails to achieve as of the end of any Fiscal Year (i) actual NOI of at least 80% of the budgeted NOI for such Hotel for such Fiscal Year, and (ii) 90% of such Hotel’s RevPAR Benchmark for such Fiscal Year (collectively, an “Individual Hotel Performance Failure”), subject to the cure periods below, Lessee may terminate this Agreement with respect to such Hotel upon sixty (60) days prior written notice to Operator. The effectiveness of any such notice of termination, however, shall be stayed until completion of the following applicable cure periods.

If an Individual Hotel Performance Failure occurs with respect to a Fiscal Year, but the Hotel achieves as of the end of the immediately following three (3) months (x) actual NOI of at least 85% of the budgeted NOI for such Hotel for such three (3) months, or (y) 95% of such Hotel’s RevPAR Benchmark for such three (3) months, then the Individual Hotel Performance Failure shall be deemed cured and Lessee shall have no right to terminate for such Individual Hotel Performance Failure (and any notice of termination with respect thereto shall be deemed null and void).

(b) Beginning with Fiscal Year 2012, if the Hotels fail to achieve as of the end of any Fiscal Year (i) actual NOI of at least 80% of the budgeted NOI for the Hotels for such Fiscal Year, and (ii) 90% of the Hotels’ RevPAR Benchmark for such Fiscal Year (collectively, a “Hotels Performance Failure”), subject to the cure period below, Lessee may terminate this Agreement with respect to all of the Hotels upon sixty (60) days prior written notice to Operator. The effectiveness of any such notice of termination, however, shall be stayed until completion of the following applicable cure periods.

If the Hotels Performance Failure occurs with respect to a Fiscal Year, but the Hotels achieve as of the end of the immediately following three (3) months (x) actual NOI of at least 85% of the budgeted NOI for the Hotels for such three (3) months, or (y) 95% of the Hotels’ RevPAR Benchmark for such three (3) months, then the Hotels Performance Failure shall be deemed cured and Lessee shall have no right to terminate for the Hotels Performance Failure (and any notice of termination with respect thereto shall be deemed null and void).

Section 16.03. Sale of Hotels.

Owner may sell or otherwise dispose of one or more Hotels to any other person, partnership, firm or corporation at any time. In such event during the Operating Term, Lessee may notify Operator in writing no less than sixty (60) days prior to any such sale of a Hotel and this Agreement shall terminate with respect to such Hotel(s) upon the closing of the sale. This Agreement may be terminated by Operator with respect to the following events by delivery of written notice to Lessee ninety (90) days prior to the effective date of termination provided such termination notice is delivered to Lessee within thirty (30) days following the occurrence of either of the following events: (i) twenty-five (25) percent of the original portfolio of Hotels listed on Exhibit A is sold pursuant to this Section 16.03, exclusive of any Hotels for which Lessee has offered a replacement hotel for management by Operator under this Agreement within twelve (12) months of such sale, or (ii) four (4) or more Hotels are sold pursuant to this Section 16.03 during a twelve (12) month period, exclusive of any Hotels for which Lessee has offered a replacement hotel for management by Operator under this Agreement within twelve (12) months of such sale.

Section 16.04. Optional Termination.

This Agreement may be terminated by Lessee as to one or more Hotels at any time without a reason upon no less than sixty (60) days prior notice to Operator, and Lessee shall pay Operator a termination fee with respect to any such Hotel equal to 50% of the Operator’s Fee paid with respect to the Hotel during a number of months prior to the notice of termination equal to the lesser of 12 months or the number of months otherwise remaining of the then Initial Term or Renewal Term.

Section 16.05. Lessee Change of Control.

This Agreement may be terminated by Lessee or Operator upon a change of control of Lessee (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to the other party not less than sixty (60) days prior to the effective date of termination which notice shall set forth the effective date of termination. For purposes hereof, a “change of control” shall be deemed to have occurred if, during the Operating Term, any of the following events occurs:

(i)

any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1

(or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of Supertel Hospitality, Inc., the parent of Lessee (the “Parent”) representing 50% or more of the combined voting power of the Parent’s then outstanding securities entitled to vote generally in the election of directors;

(ii)	individuals who, as of the date of this Agreement, constitute the Board of Directors of the Parent or their duly elected successors cease for any reason to constitute at least a majority of the Board of Directors of the Parent;

(iii)	the Parent is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Parent are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such transaction; or

(iv)	the Parent in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such sale.

In the event Lessee terminates this Agreement solely in accordance with this Section 16.05, Lessee shall pay Operator a termination fee equal to 50% of the Operator’s Fee paid to Operator during a number of months prior to the notice of termination equal to the lesser of 12 months or the number of months otherwise remaining of the then Initial Term or Renewal Term.

Section 16.06. Operator Change of Control.

This Agreement may be terminated by Lessee upon a change of control of Operator (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to the Operator, such notice to be provided within thirty (30) days following the Lessee being made aware of the event giving rise to the change of control and not less than thirty (30) days prior to the effective date of termination which notice shall set forth the effective date of termination; provided that, in the event such written notice to Operator is not provided in accordance within the terms of this sentence, the Lessee shall be deemed to have waived any rights to terminate this Agreement with respect to the particular change of control giving rise to the required notice. For purposes hereof, a “change of control of Operator” shall mean (i) a change of fifty percent or more of the voting control of Operator or any of its owner entities or (ii) a substantial change in the current management of Operator.

Section 16.07. Tax Law Change.

Lessee may terminate this Agreement upon 60 days’ notice to Operator if Lessee ceases to be qualified as a real estate investment trust or if the United States tax laws change to allow a hotel REIT to self-manage its properties. In such event, Lessee shall pay Operator a termination fee equal to 50% of the Operator’s Fee paid to Operator during a number of months prior to the notice of termination equal to the lesser of 12 months or the number of months otherwise remaining of the then Initial Term or Renewal Term.

Section 16.08. Termination Fees.

Except as provided in Sections 14.01, 14.02, 16.04, 16.05, and 16.07, Operator shall not be entitled to a termination fee or compensation in the event this agreement is terminated for a Hotel or Hotels by Lessee.

ARTICLE 17

DEFAULT AND REMEDIES

Section 17.01. Events of Default- Remedies.

(a) The following shall constitute Events of Default:

(1) The failure of Operator to diligently and efficiently operate the Hotel in accordance with the provisions of this Agreement;

(2) The failure of Operator to pay any amount to Lessee provided for herein for a period of five (5) days after written notice by Lessee of failure to pay such sum when payable;

(3) The failure of Lessee to pay any amount to Operator provided for herein for a period of five (5) days after written notice by Operator of failure to pay such sum when payable;

(4) The filing of a voluntary petition in suspension of payments, bankruptcy or insolvency by either Lessee or Operator or any entity which owns or controls such party or if any such party otherwise voluntarily avails itself of any federal or state laws for the relief of debtors or admits in writing its inability to pay its debts as they become due;

(5) The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) days from the date of entry thereof any order approving an involuntary petition by or against either Lessee or Operator;

(6) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Operator a bankrupt or insolvent or appointing a judicial receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of one hundred twenty (120) consecutive days;

(7) The failure of either Lessee or Operator to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of thirty (30) days after written notice of such failure;

(8) Loss of the franchise license for a Hotel as a result of any action, or failure to act, on the part of Operator;

(9) Failure by Operator to pay, when due, the accounts payable for the Hotels for which Lessee had previously reimbursed Operator.

(10) Any of the Hotels receives a “failure” or its equivalent in any quality inspection report from any of the Franchisors, if such deficiencies are within Operator’s reasonable control.

(b) Upon the occurrence of any Event of Default, the nondefaulting party shall give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of ten (10) days from such date of notice and, upon the expiration of such period, this Agreement shall terminate and expire without penalty. If, however, with respect to the Events of Default referred to in items (1), (4), (5), (6), (7), (9) and (10) of subsection (a) above, unless a specific right of termination is specified elsewhere in this Agreement for the event in question, upon receipt of such notice, the defaulting party shall promptly and with all due diligence cure the default or take and continue action to cure such default within such ten (10) day period; provided, in the case of an event described in Section 17.01(a)(10), and subject to Lessee’s termination rights pursuant to Section 16.01, the Operator shall cure such default by receipt of a favorable quality inspection report upon an inspection by the Franchisor within six (6) months following the failed inspection. If such default shall not be capable of being cured within such ten (10) day period, then provided the defaulting party diligently pursues the cure of such default, such party shall have an additional five (5) days to cure any such default unless otherwise extended by the non-defaulting party. The procedure set forth in the preceding two sentences shall not be available for the curing of any default under items (2), (3) or (8) of subsection (a) above. In the event such default is not cured by the expiration of such period, the non-defaulting period may terminate this Agreement effective upon expiration of such period without penalty or payment of any fee.

Section 17.02. Rights Not Exclusive.

(a) The rights granted under this Article XVII shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law; provided, however, upon any termination of this Agreement by Operator or Lessee as provided in this Agreement, Operator shall be entitled to recover only such sums as are owing to Operator under this Agreement on the date of any such termination and in no event will Operator have any claim or cause of action for “future profits,” damages resulting from termination or otherwise under this Agreement.

(b) No failure of Operator or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by both Lessee and Operator. No waiver of any breach shall affect or alter this Agreement but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

ARTICLE 18

NOTICES

Section 18.01. Notices.

(a) Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be delivered by certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery with proof of delivery, or by facsimile with receipt of transmission, addressed to the parties hereto at their respective addresses listed below:

(1) Notices to Lessee shall be addressed:

TRS Leasing, Inc.

309 North 5th Street

Norfolk, NE 68702

Attention: Chief Executive Officer

Facsimile: (402-371-4229

(2) Notices to Operator shall be addressed:

Strand Development Company, LLC

1109 48th Avenue North, Suite 211

Myrtle Beach, SC 29577

Attention: John Pharr

Facsimile: (843) 365-5486

(b) All notices, statements, demands and requests shall be effective three (3) days after being deposited in the United States mail or one day after being sent by overnight delivery or by facsimile. However, the time period in which a response to any such notice, statement, demand or request must be given shall commence to run from date of receipt by the addressee thereof as shown on the return receipt of the notice, statement, demand or request, but in all events not later than the tenth (10th) day after it shall have been mailed as required herein.

(c) By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time and at any time during the Operating Term to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE 19

ASSIGNMENT

Section 19.01. No Assignment by Operator.

Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of Lessee (which consent may be withheld in Lessee’s sole and absolute discretion), Operator shall have no right to sell, transfer or assign (or permit the sale, transfer or assignment of) any of its rights, duties or obligations under this Agreement in any manner, either directly or indirectly, voluntarily, or by operation of law.

Section 19.02. Assignment by Lessee.

Lessee may transfer or assign its rights and obligations under this Agreement without the consent of Operator but shall deliver to Operator written notice of such transfer or assignment not less than ten (10) days prior to the effective date thereof; provided, however, in the event of the assignment of this Agreement to a party that is not an Affiliate, Operator shall have the right to terminate this Agreement within 15 days after receipt of written notice of such assignment, which termination will be effective within 30 days of Lessee’s receipt of such termination notice. Any transfer or assignment of this Agreement by Lessee shall include an express assumption by the transferee or assignee of Lessee’s obligations hereunder. Nothing herein shall be deemed to require Lessee to assign or attempt to assign this Agreement to any third party, including any buyer of a Hotel.

ARTICLE 20

SUBORDINATION

Section 20.01. Subordination To Mortgage.

Operator hereby agrees that this Agreement, including, but not limited to Operator’s Fee, shall in all respects be and is hereby expressly made subordinate and inferior to the liens, security interest and/or any Mortgage and to any promissory note and other indebtedness secured or to be secured thereby and to all other instruments evidencing or securing or to evidence or secure indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments and any other indebtedness of Lessee or Owner, secured or unsecured. Operator shall execute any and all subordination agreements, estoppel certificates and other documents requested by Lessee or Owner and/or the Holder to further evidence the subordination of this Agreement and Operator’s rights hereunder including without limitation providing any purchaser of a Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement; provided, however, Lessee shall use its commercially reasonable efforts to obtain from the holder of any Mortgage a nondisturbance agreement, in form reasonably acceptable to Operator providing that this Agreement shall remain in full force and effect notwithstanding the fact that the Mortgage has been foreclosed.

Section 20.02. Foreclosure.

Prior to termination of this Agreement by foreclosure under the Mortgage or by acquisition of the property to be covered by the Mortgage by deed in lieu of foreclosure, Operator shall have the right to enjoy all rights and privileges conferred upon it pursuant to this Agreement, including, without limitation the rights to the Operator’s Fee, and Operator shall incur no liability to the Holder for acting pursuant to the terms of this Agreement; provided, however, Operator shall be required to (and does hereby agree to) repay to the Holder any Operator’s Fee paid to Operator under this Agreement from and after the date which is thirty (30) days after the date of receipt by Operator of a notice of default under the Mortgage, which default is not cured and results in the acceleration of the indebtedness secured by the Mortgage and the ultimate foreclosure of the liens and/or security interest under the Mortgage and/or other acquisition of the property covered thereby by the Holder in lieu of foreclosure. In the event of such foreclosure, Operator shall have the right to terminate this Agreement on thirty (30) days’ written notice to Lessee. Notwithstanding the foregoing, Operator may pursue, as an unsecured creditor, a claim for all amounts due and owing to Operator under this Management Agreement in accordance with the terms of this Section 20.02.

Section 20.03. Estoppel Certificates.

Lessee and Operator agree, at any time and from time to time, upon not less than 10 days prior written notice from the other party or any purchaser or lender, to provide a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is full and force and effect as modified and stating the modifications), and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which a signer may have knowledge. Any statement delivered pursuant to this Section may be relied upon by the other party and by the prospective lender or purchaser.

ARTICLE 21

MISCELLANEOUS

Section 21.01. Further Documentation and Reporting Compliance.

Lessee and Operator shall execute and deliver all appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable in accordance with the terms hereof as between them and as against third parties. Operator acknowledges that Parent is a reporting company under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and other federal laws, including the Sarbanes-Oxley Act of 2002, and Operator shall reasonably cooperate in providing Lessee information as necessary for Parent to prepare and submit its reports under such laws in a timely fashion.

Section 21.02. Captions.

The titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

Section 21.03. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Lessee, its successors and/or assigns, and subject to the provisions of Article XIX, shall be binding upon and inure to the benefit of Operator, its permitted successors and assigns.

Section 21.04. Competitive Market Area.

Operator hereby agrees, for the benefit of Lessee, its successors and assigns, except for the hotels, if any, listed as Exhibit A-4, that Operator (and its Affiliates) will not own, operate, lease, manage, or otherwise have an interest in, directly or indirectly, any hotel within a five (5) mile radius of any Hotel during the Operating Term unless expressly consented to in writing by Lessee in advance, which consent may be withheld in Lessee’s sole and absolute discretion.

Section 21.05. Assumption of Post Termination Obligations.

In the event of termination of this Agreement, Lessee shall be responsible for assuming obligations under contracts entered into by Operator only to the extent that any such contract shall have been entered into in accordance with Section 4.05(a) and Lessee shall be responsible for the payment of obligations incurred by Operator in the operation of the Hotel only to the extent that such obligations shall have been incurred in accordance with the terms of this Agreement, and Operator hereby agrees to indemnify and to hold Lessee harmless from and against any liability in connection with any such contracts, agreements or obligations not so approved in writing by Lessee. Lessee will indemnify and hold Operator harmless from all costs, expenses, claims, damages and liabilities, including without limitation, lawyers’ fees and disbursements, arising or resulting from Lessee’s failure following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked on commercially reasonable terms for the Hotels on or prior to the date of such expiration or termination. The provisions of this Section will survive any expiration or termination of this Agreement and will be binding upon Lessee and its successors and assigns, including any successor or assign that becomes the beneficial or legal owner of the Hotels after the effective date of any such expiration or termination.

Section 21.06. Entire Agreement.

This Agreement, together with the Exhibits hereto, constitutes the entire Agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. This Agreement and the Exhibits hereto shall be construed and interpreted without reference to any canon or rule of law requiring interpretation against the party drafting or causing the drafting of this Agreement or the portions in question, it being agreed and understood that all parties have participated in the preparation of this Agreement.

Section 21.07. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nebraska.

Section 21.08. No Political Contributions.

Any provision hereof to the contrary notwithstanding, no money or property of the Hotel shall be paid or used or offered, nor shall Lessee or Operator directly or indirectly pay or use or offer, consent or agree to pay or use or offer any money or property of the Hotel, for or in aid of any political party, committee or organization, or for or in aid of, any corporation, joint stock or other association organized or maintained for political purposes, or for, or in aid or, any candidate for political office or for nomination for such office, or in connection with any election including referendum for constitutional amendment, or for any political purpose whatever, or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement for indemnification of any person for money or property so used.

Section 21.09. Eligible Independent Contractor.

(a) At the effective time of this Agreement, Operator shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). To that end:

(i)	during the Operating Term, Operator shall not permit wagering activities to be conducted at or in connection with the Hotels;

(ii)	during the Operating Term, Operator shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Supertel Hospitality, Inc.;

(iii)	during the Operating Term, no more than 35% of the total combined voting power of Operator’s outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Supertel Hospitality, Inc.; and

(iv)	At the effective time, Operator shall be actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to the Parent or Lessee (“Unrelated Persons”). In order to meet this requirement, Operator agrees that it (i) shall derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” with the meaning of such Code Section.

(b) A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Supertel Hospitality, Inc.

(c) Operator shall not sublet any Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.

Section 21.10. Time of the Essence.

Time is of the essence of this Agreement.

Section 21.11. Offsets.

Each party may offset amounts owed to another party hereunder against any amounts owed to such party, except to the extent any such offset is prohibited by the terms of the Lessee (or its Affiliates) credit agreements.

Section 21.12. Attorney’s Fees.

If any party brings an action against another party to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its court costs, attorney’s fees and expenses in the judgment rendered through such action.

Section 21.13. Final Accounting.

(a) In addition to the reports required by Section 9.02, within sixty (60) days following the effective date of expiration or termination of this Agreement, Operator shall prepare and submit to Lessee a final accounting of Hotel operations through the effective date of such expiration or termination, which accounting shall be in the form of the financial statements required hereunder.

(b) Upon the effective date of expiration or termination of this Agreement, Operator shall deliver possession of the Hotel, and any cash, property and other assets pertaining thereto, together with any and all keys or other access devices, to Lessee.

(c) Upon the expiration or termination of this Agreement, Operator shall reasonably cooperate with and assist Lessee as may be necessary for the transfer of the operations and management of the Hotels to the successor operator and the transfer any and all Hotel licenses and permits to Lessee or Lessee’s designee.

Section 21.14. Franchisor Communications.

During the Operating Term, Operator shall promptly deliver to Lessee copies of any deficiency notices or similar notices received from a Franchisor and any response thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LESSEE:

TRS LEASING, INC.

By:	/s/ Kelly A. Walters
Title:	President / Secretary

TRS SUBSIDIARY, LLC

By:	/s/ Kelly A. Walters
Title:	President / Secretary

SPPR TRS SUBSIDIARY, LLC

By:	/s/ Kelly A. Walters
Title:	Officer of Manager: TRS Leasing, Inc.

SPPR-BMI TRS SUBSIDIARY, LLC

By:	/s/ Kelly A. Walters
Title:	Officer of Manager: TRS Leasing, Inc.

OPERATOR: STRAND DEVELOPMENT COMPANY, LLC

By:	/s/ John Pharr
Title:	President

EXHIBIT A

HOTEL PROPERTIES AND OWNERS

Hotel	Owner	Location	Number of Rooms

EXHIBIT A-1

Competitive Set

EXHIBIT A-2

Form of SPAR Inspection Form

EXHIBIT A-3

Accounting Software and Payroll Processes

EXHIBIT A-4

List of Operator’s Hotels Within 5 Mile Radius

EXHIBIT B

Franchise Agreements

Hotel	Location	Franchisor

EXHIBIT C

Total Investment

ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT (the “Assignment”) is made and entered into as of the 20th day of May, 2011, by and between STRAND DEVELOPMENT COMPANY, LLC, a South Carolina limited liability company (referred to herein as the “Assignor”) and STRANDCO, INC., a North Carolina corporation (the “Assignee”).

WITNESSETH:

WHEREAS, Assignor, as Operator, entered into that certain Hotel Management Agreement with TRS Leasing, Inc., TRS Subsidiary, LLC, SPPR TRS Subsidiary, LLC and SPPR-BMI TRS Subsidiary, LLC (collectively the “Lessee”), effective as of June 1, 2011 (the “Agreement”), for management services to be rendered for certain hotels leased by Lessee;

WHEREAS, Assignee is a subsidiary of Assignor; and

WHEREAS, all obligations of the Operator under the terms of the Agreement will be performed by Assignee.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

Section 1. As of the date hereof, Assignor does hereby assign and transfer all of its right, title and interest in, to and under the Agreement to Assignee, its successors and assigns. Assignee does hereby assume and agree to perform all of Assignor’s rights, duties, obligations and liabilities, as Operator, in, to and under the Agreement arising and to be performed from and after the Commencement Date. It is acknowledged that as of the date hereof, no services have been provided to Lessee under the terms of the Agreement, and that this Assignment is made prior to the Commencement Date.

Section 2. By execution hereof, Lessee consents to this Assignment in accordance with the provisions of Section 19.01 of the Agreement.

Section 3. Assignor agrees that it shall continue to remain liable under the terms of the Agreement, with consent to this Assignment by Lessee not constituting a release of any kind.

Section 4. The covenants, agreements, terms, provisions and conditions contained in this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 5. Notices to Assignee, as Operator under the Agreement, shall be addressed as follows:

Strandco, Inc.

1109 48th Avenue North, Suite 211

Myrtle Beach, SC 29577

Attention: John Pharr

Facsimile: (843) 365-5486

Section 6. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 7. This Assignment contains the entire understanding of the parties with respect to the subject matters covered hereby. The invalidity or unenforceability of any provision of this Assignment will not affect any of the other provisions hereof.

Section 8. This Assignment shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof. Capitalized terms not defined herein shall have the meaning given that term in the Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the date set forth on the first page.

Assignor:

STRAND DEVELOPMENT COMPANY, LLC a South Carolina limited liability company

By:	/s/ John Pharr, Manager
John Pharr, Manager

Assignee:

STRANDCO, INC. a North Carolina corporation

By:	/s/ John Pharr
John Pharr, President

WE CONSENT:

TRS LEASING, INC.		TRS SUBSIDIARY, LLC

By:	/s/ Kelly A. Walters	By:	/s/ Kelly A. Walters
	Kelly A. Walters, President		Kelly A. Walters, President

SPPR TRS SUBSIDIARY, LLC		SPPR-BMI TRS SUBSIDIARY, LLC

By: TRS Leasing, Inc., as Manager		By:	TRS Leasing, Inc., as Manager

By:	/s/ Kelly A. Walters	By:	/s/ Kelly A. Walters
	Kelly A. Walters, President		Kelly A. Walters, President